EMPLOYMENT AGREEMENT

     AGREEMENT dated as of June 1, 1999 between NATURAL SPIRIT MUSHROOM ENTERPRISE, INC. a Florida corporation having its principal place of business located at 27317 N.W. 78th Avenue, High Springs, Florida 32643 ("NSME"), and JOHN LINDSAY, whose address is __________________________________________
("Lindsay").

                              W I T N E S S E T H:

            WHEREAS, the Company desires to employ Lindsay, and Lindsay desires to accept such employment.

            NOW, THEREFORE, the parties hereto agree as follows:

      1. TERM. This Agreement shall commence on June 1, 1999 (the "effective date"), and shall terminate as of June 1, 2001, unless extended in writing and signed by both parties. Lindsay shall remain in the employment of the Company for a minimum of two (2) years or the terms of the stock option set forth herein, and in the Stock Option Agreement attached, are null and void and all shares previously purchased by Lindsay will be repurchased by the Company at the original purchase price.

      2. COMPENSATION. For all services rendered under this Agreement during the Employment Term:

(a) The Company shall pay Lindsay the following salary: One Thousand Dollars ($1,000) per month in accordance with the standard bookkeeping policies of the Company from the effective date of this Agreement through September 30, 1999. From October 1 through January 1, 2000, Lindsay's salary shall be Two Thousand Dollars ($2,000) per month. Commencing January 1, 2001, Lindsay's salary shall be Three Thousand Dollars ($3,000) per month as long as sales continue to increase until the termination of this Agreement.

     (i) In the event that the gross sales in the Company reach Ten Thousand Dollars ($10,000) per month by the end of September, 1999, then a salary of $2,000 per month shall be applied retroactively and be effect until December 31, 1999.

     (ii) In the event that the gross sales in the Company reach Fifty Thousand Dollars ($50,000) per month by December 31, 1999, Lindsay's salary shall be Three Thousand Dollars ($3,000) per month applied retroactively from the effective date of this Agreement through December 31, 2000 after which it shall be Four Thousand Dollars ($4,000) per month annually as long as quarterly sales continue to increase.

     (iii) After Lindsay's salary reaches $4,000 per month annually, it will remain at the level as long as sales increase. If sales do not increase, then Lindsay's salary shall be decreased each quarter by the percentage sales in comparison with the previous quarter's sales, but in no case below $3,000.

(b) In addition, Cyclodextrin Technologies Development, Inc. ("CTD") shall transfer to Employee common stock not to exceed 7,900 shares of the total outstanding stock in NSME according to the following terms:

     (i) No more than two thousand shares may be transferred in any year. A year for the purposes of this Agreement begins on the effective date above. Employee shall have no rights as a shareholder as to transferred shares until the date of transfer.

     (ii) The number of shares available for purchase each year, up to 2,000, shall be according to the following formula: 1% of the Common Stock of the Company for each $12,500 in net profit received by CTD per year from the Company. For the purposes of this agreement, net profit cannot exist for NSME until all loans and obligations to CTD are paid in full. The calculation shall be made following the end of each calendar year and shall be conclusively determined by the audited financial statements of CTD. All calculations shall be rounded down to the nearest whole percentage point.

     (iii) The stock transfers are contingent upon Employee being employed by NSME as of the last day of each calendar year and the successful completion of CTD's private placement as set forth in the private placement memorandum dated June 1, 1999, "Successful completion" shall be when the total funds of that private placement are raised. In the event that all of the funds are not raised, all stock transfers contemplated by this instrument shall be deemed null and void unless otherwise renewed in writing by CTD.

            3. DUTIES. So long as the Company has not notified Lindsay of his disability pursuant to Section 4 hereof and this Agreement has not been terminated, Lindsay shall be engaged by the Company as President and Chief Operating Officer and shall perform and discharge well and faithfully all aspects of operations management and the other duties which may be assigned to him from time to time by the Board of Directors in connection with the conduct of its business.

            4.  DISABILITY AND DEATH.

     (a) If Lindsay shall be unable substantially to perform the duties required of him pursuant to his position and the provisions of this Employment Agreement due to any disability preventing him from such services for either a period of two (2) consecutive months or for any four (4) months in a one (1) year period, Employer shall have the right to terminate Lindsay's employment hereunder on ten
(10) days' written notice. Notwithstanding any such termination, Lindsay shall be entitled to receive any compensation accrued or accruable to Lindsay at the time of such termination pursuant to the provisions of Article 2 hereof.

     (b) The term "disability" shall mean the inability of Lindsay to perform his duties under this Employment Agreement due to injury, illness or disease as determined by an independent physician acceptable to the Employer.

     (c) In the event of Lindsay's death during the Employment Period, Lindsay's legal representatives shall be entitled to receive his salary at the rate provided in Article 2 to the day of the Employer's payroll on which his death shall occur.

     5. EXTENT OF SERVICES. So long as the Company has not notified Lindsay of his disability pursuant to Section 4 hereof and this Agreement has not been terminated, Lindsay shall devote such time as is necessary to discharge the duties of his office.

     6. INVENTIONS. Employee agrees for no additional consideration to assign to CTD, immediately upon the execution of this Employment Agreement and thereafter immediately upon making or acquiring them, as the case may be, any and all inventions, patent rights, letters patent, copyrights, trademarks, trade names, and applications therefor, in the United States and all other countries, and any and all rights and interests in, to and under the same which Employee may legally transfer, now possessed by him (including the Lindsay Grow System and other technologies and products developed by Lindsay or which are currently being developed for the growth, development and marketing of mushrooms and mushroom-based products) or acquired by him during the period of his employment hereunder, relating in any way to the business and activities of, or the equipment, devices, processes and formulas connected with, NSME's business or any other business conducted by CTD and any subsidiaries as may be established from time to time and agrees that, upon request, Employee will promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary or desired by CTD to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights created or contemplated by this paragraph 6 and which may be necessary to enable CTD, its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof.

            7.    DISCLOSURE OF INFORMATION.

     (a) Lindsay hereby represents and warrants to the Company that Lindsay currently has no rights, or interests in any inventions, ideas, disclosures or improvements used by the Company.

     (b) Lindsay recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Lindsay's duties hereunder. Lindsay will not, during or after the term of his employment by, or consultation with, the Company, in whole of in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as may be required to perform Lindsay's duties hereunder) regardless of the confidentiality of such information, nor shall Lindsay make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain (provided that Lindsay was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent.) Lindsay agrees to hold as the Company's property, all memoranda, books, papers, letters, customer lists, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by his or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company.

            8.    COVENANT NOT TO COMPETE.

     (a) During the term hereof and, unless this Agreement is terminated pursuant to Section 4 or 11 hereof, for a period of two (2) years thereafter, Lindsay shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the Company, including, without limitation, employing or being an investor (representing more than a 5% equity interest) in, or officer, director or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one (1) year prior to the date of termination of Lindsay's employment therewith. An activity competitive with an activity engaged in by the Company shall mean performing services (whether as an employee, officer, consultant, director, partner or sole proprietor) for any person or entity engaged in the business then engaged in by the Company.

     (b) It is the desire and intent of the parties that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this section shall be adjudicated to be invalid or unenforceable, this section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

     9. SPIN OFF. At such time as Lindsay has obtained eight thousand (8,000) shares in NSME and is an employee of NSME, he may elect to purchase from CTD the remaining outstanding shares in NSME. The purchase price for those shares shall be the greater of (i) 110% of the fair market value of NSME as determined by an independent appraisal by an appraiser knowledgeable about the type of business in which the Company engages; or, (ii) the expenses incurred by CTD for creation, development and maintenance of NSME up until the purchase date plus interest at a rate of 5% per year.

     10. REMEDIES. If there is a breach of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Lindsay from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach. In the event of litigation arising in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees.

     11. TERMINATION. The Company shall have just legal cause to terminate the employment of Lindsay under this Employment Agreement only upon a good faith determination of the Company that the termination of such employment is necessary and in the best interests of the Company or in the event of breach of any of the terms hereof.

     12. INSURANCE. The Company may, at its election and for its benefit, insure Lindsay against accidental loss or death and Lindsay shall submit to such physical examination and supply such information as may be required in connection therewith.

     13. ASSIGNMENT. This Agreement may not be assigned by any party hereto; provided that the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving business or purchaser, as the case may be, so long as such assignee assumes the Company's obligations thereunder.

     14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to Lindsay at 27317 NW 78th Avenue, High Springs, Florida, 32643 or the Company at its address set forth above, Attention: President.

     15. WAIVER OF BREACH. A waiver by the Company or Lindsay of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     16. APPLICABLE LAW. This contract shall be governed by the laws of the State of Florida applied to contracts entered into within Florida by residents of the State of Florida without regard to choice of law provisions.

     17. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     18. CONTINGENT. The Agreement is contingent upon NSME securing sufficient funds for the execution of its business plan, which includes the successful completion of the Company's private offering commenced on June 1, 1999. The sufficiency of such funds shall be at the discretion of the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

NATURAL SPIRIT MUSHROOM

ENTERPRISE, INC.                                            EMPLOYEE

By: /s/ C.E. Rick Stratton                                  /s/ John Lindsay
      C.E. "Rick" Strattan,                                 JOHN LINDSAY
      Director, Treasurer, Secretary
                                                           8/14/99 amended
CYCLODEXTRIN TECHNOLOGIES
DEVELOPMENT, INC.
As to paragraphs 2, 6 and 9.

By:  /s/ C.E. Rick Stratton

      C.E. "Rick" Strattan
      President, Director